Exhibit (c)(7)

 Board of Directors Follow-Up  Project William  September 4, 2020

Morgan Stanley

Summary of Revised Verbal Offer and Key Points Raised

- Subsequent to receiving Watford's letter and feedback from Morgan Stanley, Goldman Sachs met with the consortium, including Arch's board of directors

Revised Offer	• Provided revised verbal offer of $27 per share in cash – Noted it represents an 8% improvement vs. original $25 offer – 60% premium to current, represents 0.69x P/BV at 6/30/2020 • Decided to provide improved, non-public offer in hopes of completing transaction • Suggested private equity investors argued to make $25 offer public
Business Plan / Ratings	• Believe business plan is highly uncertain if company's ratings remain on watch or are downgraded – Counterparties may be wary of placing of business or demand collateral • Noted that if this transaction is not successful, may pursue sidecar strategy, which could constrain the amount of business offered to Watford beyond the requirements of the service agreement
Investment Portfolio	• Investment portfolio raised as a key source of concern • Acknowledged improvement in value since March, but see potential for further volatility • Challenged value attributed to post-6/30 book value improvement, as would want to diligence the marks and understand risks
Rollover	• Reiterated prior rejection of ability of current Watford holders to participate / roll
Alternatives	• Challenged Watford's practical ability to pursue alternatives • Did not raise run-off
Arch Relationship	• Took umbrage regarding reference to fees paid to Arch as believe were for services rendered • However, did not attempt to dispute high combined ratio

PROJECT WILLIAM

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 Watford Re Stock Price Analysis    Stock Price Performance since Watford Re ListingStock Price ($), Volume (Shares, MM)    Source: Capital IQ, SNL Financial (09/03/2020)  Notes:1. Period ending 02/19/2020    3  10/29/2019: All-Time High of $28.90  5/14/2020: All-Time Low of $10.86  $16.87  ~140k sharesPre-COVID Average Daily Volume  ~70k sharesPost-COVID Average Daily Volume  $25.76Listing-to-COVID VWAP  2/19/2020 (COVID): $24.42

 Watford Re Trading Multiple Performance        Source: Capital IQ, SNL Financial (09/03/2020)  Notes:Traditional (Re)insurance Peers include ACGL, AXS, RE, RNR and Y    4  01/01/2015 – 09/03/2020 (x)  Price / Book Value  (1)  0.43x  0.62x  0.60x  0.94x

Morgan Stanley

Precedent Reinsurance Transactions

Date	Acquirer	Target	Deal Value (US$Bn)	Deal Value / BV	Deal Value / TBV
Bermuda Reinsurance					
8/6/2020	Third Point Re	Sirius Group	0.8	0.52x [1]	0.81x [1]
10/30/2018	RenaissanceRe	Tokio Millennium Re	1.5	1.01x	1.02x
8/3/2015	EXOR	PartnerRe	6.9	1.18x [2]	1.30x [2]
7/27/2015	CMI	Sirius	2.2	1.26x	1.28x
3/31/2015	Endurance	Montpelier	1.8	1.21x	1.21x
11/24/2014	RenaissanceRe	Platinum	1.9	1.13x	1.13x
12/19/2012	Markel	Alterra	3.1	1.07x	1.09x
11/21/2011	Alleghany	Transatlantic	3.4	0.86x	0.86x
3/3/2010	Max Capital	Harbor Point	1.5	0.80x	0.93x
7/6/2009	PartnerRe	Paris Re	2.0	0.98x	1.08x
7/9/2009	Validus	IPC	1.7	0.90x	0.98x
Low				**0.52x**	**0.81x**
Median				**1.01x**	**1.08x**
High				**1.26x**	**1.30x**
Run-Off P&C					
7/26/2016	Catalina	Downlands Liability	0.3	0.83x	0.83x
6/2/2013	Fairfax	American Safety	0.3	0.89x	0.95x
8/30/2012	Validus Holdings	Flagstone	0.6	0.74x	0.78x
8/27/2012	Enstar Group	SeaBright	0.3	0.71x	0.72x
5/30/2008	Catalina	Quanta	0.2	0.82x	0.85x
Low				**0.71x**	**0.72x**
Median				**0.82x**	**0.83x**
High				**0.89x**	**0.95x**
Memo: 2019		Greenlight Re Run-Off (rumored proposal, declined)		0.90x	0.90x

Source: Capital IQ, SNL Financial, Company Filings and Materials
Notes:
1. Book value and tangible book value reflect 2Q20 figures as referenced in Third Point investor presentation, which preceded Sirius earnings announcement
2. PartnerRe 6/30/2015 book value adjusted for $315MM breakup fee payable to AXIS

PROJECT WILLIAM

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Morgan Stanley

Standalone Alternatives: Sensitivity Analysis

Base Case vs. De-Risked Investment Portfolio Scenario

Does not include investment gains of $3.17/share from June 30 to August 12

	Base Case	De-Risk Investment Portfolio
Description	• Baseline assumptions including — Hardening market — Achievement of 10%+ ROE at 99% combined ratio	• Transfer $500MM from HPS to investment grade strategy

Sensitivity: Cost of Equity / Terminal Multiple

Base Case

Cost of Equity	Terminal BV Multiple 0.27x	0.43x	0.60x	0.80x
8%	$23.56	$28.37	$33.21	$39.06
9%	$22.74	$27.32	$31.93	$37.49
10%	$22.14	$26.54	$30.98	$36.33

De-Risk Investment Portfolio

Cost of Equity	Terminal BV Multiple 0.27x	0.43x	0.60x	0.80x
8%	$23.40	$27.52	$31.66	$36.67
9%	$22.72	$26.64	$30.58	$35.34
10%	$22.21	$25.98	$29.78	$34.36

Sensitivity: Combined Ratio / Terminal Multiple

Base Case

Combined Ratio (2023E)	Terminal BV Multiple 0.27x	0.43x	0.60x	0.80x
97%	$25.13	$29.54	$33.97	$39.32
99%	$22.14	$26.54	$30.98	$36.33
101%	$19.14	$23.55	$27.98	$33.34
104%	$14.67	$19.08	$23.51	$28.87

De-Risk Investment Portfolio

Combined Ratio (2023E)	Terminal BV Multiple 0.27x	0.43x	0.60x	0.80x
97%	$25.21	$28.98	$32.77	$37.35
99%	$22.21	$25.98	$29.78	$34.36
101%	$19.22	$22.99	$26.78	$31.37
104%	$14.73	$18.50	$22.30	$26.88

PROJECT WILLIAM 6

Morgan Stanley

Run-Off Analysis: Sensitivities

Does not include investment gains of $3.17/share from June 30 to August 12

- Projections based on Company Run-Off Model
  - Assumes business is sold after 5 years of run-off
  - Assumes 100% asset reallocation to investment grade assets upon run-off
- Outcome of run-off scenario dependent on existing reserves and the actual payout of losses
- To assess impact of adverse or favorable development, showing a range of +/- 10% reserve charge
  - Assumes reserve charge is taken in Q3 2020 and run-off with existing reserves

Cost of Equity Sensitivity

Cost of Equity	Terminal BV Multiple 0.70x	0.75x	0.80x	0.85x	0.90x
6%	$28.20	$28.61	$29.02	$29.43	$29.84
8%	$26.55	$26.92	$27.29	$27.66	$28.03
9%	$25.78	$26.13	$26.49	$26.84	$27.19
10%	$25.21	$25.55	$25.89	$26.23	$26.57
Undiscounted	$34.27	$34.83	$35.40	$35.96	$36.52

Run-Off Reserve Development Sensitivity

Adverse (Favorable) Reserve Development	Terminal BV Multiple 0.70x	0.75x	0.80x	0.85x	0.90x
(10.0%)	$31.25	$31.56	$31.87	$32.17	$32.48
(5.0%)	$28.23	$28.55	$28.88	$29.20	$29.52
0.0%	$25.21	$25.55	$25.89	$26.23	$26.57
5.0%	$22.18	$22.54	$22.90	$23.25	$23.61
10.0%	$19.16	$19.53	$19.90	$20.28	$20.65

PROJECT WILLIAM

7

Appendix  Supporting Materials    8

 Base Case - Dividend Discount Model Summary    Discount rate of 10% based on Watford’s cost of equityExit multiple of 0.43x BVPS based on Watford’s current trading multiple(1)  Notes:As of 09/03/2020Includes loss reserve equity, senior notes, contingent redeemable preferred shares less intangible assets  Supporting Materials  9  (2)  Does not include investment gains of $3.17/share from June 30 to August 12

 Run-Off Analysis - Dividend Discount Model Summary    Discount rate of 10% based on Watford’s cost of equityExit multiple of 0.80x BVPS based on precedent run-off dealsPresent discounted value of Arch run-off fees over 5 years: $43.5MM or $2.17/share  Notes:Based on 50% of net reserves  Supporting Materials  10  (1)  Does not include investment gains of $3.17/share from June 30 to August 12

   11  Cost of Equity Analysis  Watford Cost of Equity Analysis  Supporting Materials  Source: Capital IQ, SNL Financial (09/03/2020)

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